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Exhibit 21.1

WHOLLY-OWNED SUBSIDIARIES OF NASH FINCH COMPANY

Subsidiary Corporation	State of Incorporation
Erickson's Diversified Corporation Edina, Minnesota	Wisconsin
GTL Truck Lines, Inc. Omaha, Nebraska	Nebraska
Hinky Dinky Supermarkets, Inc. Edina, Minnesota	Nebraska
Nash Finch Funding Corp. Edina, Minnesota	Delaware
Piggly Wiggly Northland Corporation Edina, Minnesota	Minnesota
Super Food Services, Inc. Dayton, Ohio	Delaware
T.J. Morris Company Statesboro, Georgia	Georgia
U-Save Foods, Inc. Edina, Minnesota	Nebraska

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WHOLLY-OWNED SUBSIDIARIES OF NASH FINCH COMPANY